Exhibit 99.1

ADVANCE AUTO PARTS THIRD QUARTER EARNINGS PER DILUTED SHARE INCREASED 4% TO $0.59 VERSUS $0.57 LAST YEAR

ROANOKE, Va, October 29, 2008 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the third quarter ended October 4, 2008.  Third quarter earnings per diluted share (EPS) increased 4% to $0.59 versus $0.57 last year.  The Company’s EPS increase was primarily driven by a reduced share count as a result of share repurchases.  Through the first three quarters of the year, EPS increased 16% driven by a reduction in share count as a result of share repurchases and increased operating income.

Third Quarter Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2008	October 6, 2007	October 4, 2008	October 6, 2007

Sales (in millions)	$1,188.0	$1,158.0	$3,949.9	$3,796.0

Comp Store Sales % (1)	(0.1%)	1.0%	1.1%	1.0%

Gross Profit %	48.6%	47.9%	48.6%	48.1%

SG&A %	40.5%	39.3%	39.3%	38.8%

Operating Income %	8.1%	8.7%	9.3%	9.3%

Diluted EPS	$0.59	$0.57	$2.23	$1.92

Avg Diluted Shares (in 000s)	95,859	103,181	95,761	105,853

(1)
Beginning in Q1 2008, the Company includes in its comparable store sales the net sales from the Puerto Rico and Virgin Islands (Offshore) and Autopart International (AI) stores. The comparable year-to-date periods have been adjusted accordingly.

Third Quarter Highlights

Total revenue for the third quarter increased 2.6% to $1.19 billion, compared with revenue of $1.16 billion in the third quarter of fiscal year 2007.  The revenue increase reflected the net addition of 124 new stores in the past 12 months and a comparable store sales decrease of 0.1% during the quarter compared to an increase of 1.0% in the third quarter last year.  The comparable store sales decrease was comprised of a 10.8% increase in commercial sales partially offset by a 4.1% decrease in do-it-yourself (DIY) sales.  This compares to a 7.5% increase in commercial and a 1.2% decrease in DIY in the third quarter last year.  Year-to-date revenue was $3.95 billion.  Year-to-date comparable store sales increased 1.1% driven by an 11.6% increase in commercial sales partially offset by a 2.6% decrease in DIY.

The Company’s gross profit rate was 48.6% in the third quarter as compared to 47.9% last year, which reflects a 65 basis point improvement from the prior year.  The 65 basis point improvement was primarily due to more effective pricing, improved shrink rates and higher sales from Autopart International which generated a higher gross profit rate.

The Company’s third quarter selling, general and administrative (SG&A) expenses were 40.5% of sales compared to 39.3% last year.  The 124 basis point SG&A increase was primarily driven by higher investments in strategic initiatives, de-leverage of the Company’s fixed costs resulting from flat comparable store sales and the inability to quickly adjust variable expenses to match decelerating sales trends from the second quarter.  Partially offsetting these increases were lower medical expenses, reduced advertising and charges incurred during the prior year third quarter related to asset impairments and severance.

Interest expense was $6.7 million in the quarter, compared to $8.0 million last year driven by reduced borrowing costs.  The Company’s current borrowing costs are approximately 5%.

Operating cash flow for the year decreased $1.9 million to $375.8 million.  Free cash flow for the year increased 1.8% to $270.2 million which reflects a $4.8 million improvement as compared to last year.

2

Capital expenditures were $137.0 million for the year, as compared to $146.5 million last year.  The decrease is primarily due to a reduction in new store development.

"Our third quarter financial results were below our expectations.  However, our strategic results exceeded our expectations in the quarter.  Despite the financial outcomes, I am proud of how our Team Members served our customers.  Our market share numbers indicate we were able to significantly grow our commercial share and maintain our DIY share in the quarter,” said Darren R. Jackson, President and Chief Executive Officer.  “We continue to remain committed to our growth strategies.  As a result, we are resolving to move faster on availability excellence, continue with our confidence in commercial and acknowledge the urgency to stabilize DIY through a superior experience."

The Company continues to focus on four key strategies to turn around the business – DIY Transformation, Commercial Acceleration, Availability Excellence and Superior Experience. These strategies are focused on what matters most to the customer.  Each one of our four strategic priorities is at a different stage of evolution. The Commercial Acceleration strategy, which is the furthest along, drove third quarter results with a 10.8% comparable store sales increase and a 14.4% total sales increase.  The Availability Excellence strategy is also impacting results through continuing inventory upgrades and improved parts availability.  The DIY Transformation and Superior Experience strategies are at earlier stages of evolution as the Company completed a 100 day assessment during the third quarter and is launching tests to improve results.

	Twelve Weeks Ended		Forty Weeks Ended
Key Financial Metrics (1)	October 4, 2008	October 6, 2007	October 4, 2008	October 6, 2007

Sales Growth %	2.6%	5.3%	4.1%	5.4%

Sales per Square Foot (2)(3)	$207	$209	$207	$209

DIY Comp % (4)	(4.1%)	(1.2%)	(2.6%)	(0.6%)

Commercial Comp % (4)	10.8%	7.5%	11.6%	5.6%

Operating Income per Team Member (2)(5)	$9.25	$9.22	$9.25	$9.22

SG&A per Store (2)(6)	$603	$604	$603	$604

Return on Invested Capital (2)(7)	14.1%	14.0%	14.1%	14.0%

Gross Margin Return on Inventory (2)(8)	$3.55	$3.47	$3.55	$3.47

Total Store Square Footage, end of period (in 000s)	24,627	23,771	24,627	23,771

Total Team Members, end of period	47,886	45,476	47,886	45,476

3

(1)	Dollars in thousands except for sales per square foot and gross margin return on inventory.
(2)	The financial metrics presented for each quarter and year-to-date period is calculated on an annual basis and accordingly reflects the last four quarters completed.
(3)	Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage.
(4)	Beginning in Q1 2008, the Company includes in its comparable store sales the net sales from Offshore and AI stores. The comparable year-to-date period has been adjusted.
(5)	Operating income per team member is calculated as operating income divided by an average of beginning and ending team members.
(6)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(7)	Return on invested capital (ROIC) is calculated in detail in the accompanying press release financial statements.
(8)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

"We believe the current economic environment will continue to put short-term pressure on our earnings growth and our challenge is two-fold.  We must adjust our variable expenses to the current trends in our business while also continuing to invest in the structural and systemic changes needed to turnaround our business.  These investments will differentiate us longer term and are in the best interests of our shareholders, customers and Team Members," said Mike Norona, Executive Vice President and Chief Financial Officer.

Store Information

During the third quarter, the Company opened 30 stores, including three Autopart International stores.  The Company also closed three stores and relocated one store.  Year-to-date, the Company has opened 100 stores, including 17 Autopart International stores, closed nine stores and relocated eight stores.  As of October 4, 2008, the Company’s total store count is 3,352.

Share Repurchases

Under the Company’s share repurchase authorization plan, the Company repurchased $53.6 million of stock during the third quarter, which equated to 1.4 million shares at an average price of $39.09.  In 2008, the Company has purchased 6.1 million shares at an average price of $35.28.  The Company currently has $189 million available from the $250 million share repurchase authorization approved by the Board of Directors in May 2008.

4

Dividend
On October 29, 2008, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on January 9, 2009 to stockholders of record as of December 26, 2008.

Investor Conference Call
The Company will host a conference call on Thursday, October 30, 2008 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until October 30, 2009.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of October 4, 2008, the Company operated 3,352 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, and earnings per diluted share for fiscal year 2008.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 29, 2007, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

5

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 4,	December 29,	October 6,
	2008	2007	2007

Assets

Current assets:
Cash and cash equivalents	$21,307	$14,654	$14,836
Receivables, net	93,778	84,983	76,982
Inventories, net	1,717,656	1,529,469	1,540,666
Other current assets	46,078	53,719	43,805
Total current assets	1,878,819	1,682,825	1,676,289

Property and equipment, net	1,053,789	1,047,944	1,016,712
Assets held for sale	2,295	3,274	2,390
Goodwill	34,603	33,718	33,718
Intangible assets, net	27,888	26,844	27,095
Other assets, net	10,865	10,961	10,362
	$3,008,259	$2,805,566	$2,766,566

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$-	$30,000	$349
Current portion of long-term debt	680	610	661
Financed vendor accounts payable	181,929	153,549	153,324
Accounts payable	853,839	688,970	708,095
Accrued expenses	335,454	301,414	304,810
Other current liabilities	50,560	51,385	40,121
Total current liabilities	1,422,462	1,225,928	1,207,360

Long-term debt	470,494	505,062	433,774
Other long-term liabilities	57,792	50,781	60,042
Total stockholders' equity	1,057,511	1,023,795	1,065,390
	$3,008,259	$2,805,566	$2,766,566

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 4, 2008 and October 6, 2007
(in thousands, except per share data)
(unaudited)

	October 4,	October 6,
	2008	2007

Net sales	$1,187,952	$1,158,043

Cost of sales, including purchasing and warehousing costs	610,833	602,930

Gross profit	577,119	555,113

Selling, general and administrative expenses	481,222	454,734

Operating income	95,897	100,379

Other, net:
Interest expense	(6,672)	(7,968)
Other (expense) income, net	(223)	353
Total other, net	(6,895)	(7,615)

Income before provision for income taxes	89,002	92,764

Provision for income taxes	32,847	33,724

Net income	$56,155	$59,040

Basic earnings per share	$0.59	$0.58
Diluted earnings per share	$0.59	$0.57

Average common shares outstanding ( a )	95,019	102,546
Dilutive effect of share-based compensation	840	635
Average common shares outstanding - assuming dilution	95,859	103,181

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 4, 2008 and October 6, 2007, we had 94,678 and 100,927 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 4, 2008 and October 6, 2007
(in thousands, except per share data)
(unaudited)

	October 4,	October 6,
	2008	2007

Net sales	$3,949,867	$3,796,022

Cost of sales, including purchasing and warehousing costs	2,028,459	1,968,645

Gross profit	1,921,408	1,827,377

Selling, general and administrative expenses	1,553,274	1,474,495

Operating income	368,134	352,882

Other, net:
Interest expense	(26,247)	(26,634)
Other (expense) income, net	(287)	1,203
Total other, net	(26,534)	(25,431)

Income before provision for income taxes	341,600	327,451

Provision for income taxes	127,973	123,886

Net income	$213,627	$203,565

Basic earnings per share	$2.25	$1.94
Diluted earnings per share	$2.23	$1.92

Average common shares outstanding ( a )	95,003	104,987
Dilutive effect of share-based compensation	758	866
Average common shares outstanding - assuming dilution	95,761	105,853

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year. At October 4, 2008 and October 6, 2007, we had 94,678 and 100,927 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 4, 2008 and October 6, 2007
(in thousands)
(unaudited)

	October 4,	October 6,
	2008	2007
Cash flows from operating activities:
Net income	$213,627	$203,565
Depreciation and amortization	113,297	113,404
Share-based compensation	13,405	14,318
Benefit for deferred income taxes	(1,465)	(21,141)
Excess tax benefit from share-based compensation	(8,994)	(11,133)
Other non-cash adjustments to net income	1,549	9,247
(Increase) decrease in:
Receivables, net	(8,518)	14,317
Inventories, net	(187,741)	(77,326)
Other assets	7,501	(985)
Increase in:
Accounts payable	164,869	56,508
Accrued expenses	60,656	71,708
Other liabilities	7,658	5,296
Net cash provided by operating activities	375,844	377,778

Cash flows from investing activities:
Purchases of property and equipment	(136,954)	(146,520)
Proceeds from sales of property and equipment	6,351	1,761
Insurance proceeds related to damaged property	-	6,636
Other	(3,413)	-
Net cash used in investing activities	(134,016)	(138,123)

Cash flows from financing activities:
Decrease in bank overdrafts	(30,000)	(33,857)
Increase in financed vendor accounts payable	28,380	25,781
Dividends paid	(23,155)	(25,152)
Net payments on credit facilities	(34,000)	(47,200)
Net (repayments) borrowings on note payable	(498)	4,395
Proceeds from the issuance of common stock, primarily exercise
of stock options	34,533	39,711
Excess tax benefit from share-based compensation	8,994	11,133
Repurchase of common stock	(219,429)	(211,225)
Other	-	467
Net cash used in financing activities	(235,175)	(235,947)

Net increase in cash and cash equivalents	6,653	3,708
Cash and cash equivalents, beginning of period	14,654	11,128
Cash and cash equivalents, end of period	$21,307	$14,836

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow
	Forty Week Periods Ended
	October 4,	October 6,
	2008	2007

Cash flows from operating activities	$375,844	$377,778
Cash flows used in investing activities	(134,016)	(138,123)
	241,828	239,655

Increase in financed vendor accounts payable	28,380	25,781

Free cash flow	$270,208	$265,436

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation
	Last Four Quarters Ended		Fiscal Years Ended
	October 4,	October 6,	December 29,	December 30,
	2008	2007	2007	2006

Net income	$248,379	$238,919	$238,317	$231,318
Add:
After-tax interest expense and other, net	21,846	20,168	21,049	20,908
After-tax rent expense	172,131	159,144	163,113	146,202
After-Tax Operating Earnings	442,356	418,231	422,479	398,428

Average assets (less cash)	2,869,342	2,699,664	2,731,233	2,586,460
Less: Average liabilities (excluding total debt)	(1,373,158)	(1,243,473)	(1,225,343)	(1,179,083)
Add: Capitalized lease obligation (rent expense * 6) (1)	1,649,862	1,536,738	1,571,334	1,402,806
Total Invested Capital	3,146,046	2,992,929	3,077,224	2,810,183

ROIC	14.1%	14.0%	13.7%	14.2%

Rent expense	$274,977	$256,123	$261,889	$233,801
Interest expense and other, net	34,899	32,458	33,795	33,435

(1) - Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements.